Exhibit 99.1

PRESS RELEASE: FOR IMMEDIATE RELEASE

For further information:

Atlantic Tele-Network, Inc. Michael T. Prior, Chief Financial Officer (978) 745-8106, x.401	Commnet Wireless, LLC Mark A. Gergel, Chief Financial Officer (678) 338-5960

ATLANTIC TELE-NETWORK COMPLETES COMMNET WIRELESS MERGER

Transaction Expected to be Accretive to 4th Quarter Earnings

ATN Closes New $70 Million Debt Facility

ST. THOMAS, U.S. VIRGIN ISLANDS (September 15, 2005) - Atlantic Tele-Network, Inc. (“ATN”) (AMEX:ANK) announced today that it has completed its acquisition of 95% of Commnet Wireless LLC. ATN paid slightly less than $59 million to complete the acquisition, including the repayment of approximately $5.4 million in Commnet debt. ATN used cash on hand of approximately $12 million and additional debt of $47 million to pay the purchase price. The U.S. Federal Communications Commission approved the acquisition in August.

Management expects the acquisition to be accretive to earnings for the fourth quarter of this year. In the fourth quarter, ATN will file, with the Securities and Exchange Commission, historical financial statements for Commnet as well as pro forma combined financial statements for ATN and Commnet, which will provide further detail on Commnet’s financial condition and operating results and the effect of consolidation with ATN.

The debt financing was provided through a new $70 million bank facility led by CoBank, a major lender to rural telecommunications companies in the United States. ATN’s existing lender, Banco Popular de Puerto Rico, also participated. The facility is composed of a $50 million, five-year, 5.875% non-amortizing term loan and a $20 million revolving line of credit. ATN drew $7 million from the revolver at closing at LIBOR plus 1.25%. In addition to payment of a portion of the Commnet purchase price, ATN used these advances to repay $10 million in principal amount of outstanding debt at ATN under its previous loan facility. Post-closing, ATN expects to have approximately $59 million in consolidated debt outstanding, as compared to approximately $12 million as of June 30, 2005.

Commnet serves national, regional and local mobile carriers by providing them with low-cost roaming services and related network support in areas that would otherwise not be cost-effective for those carriers to serve. Commnet owns and operates mobile wireless networks in rural areas of Arizona, California, Colorado, Florida, Illinois, Missouri, Montana, New Mexico, North and South Dakota, Tennessee, and Wyoming. Commnet will become a subsidiary of ATN and will continue to be managed by Brian Schuchman and his management team. Mr. Schuchman will remain a 5% owner of Commnet.

“We are delighted to be able to close this transaction ahead of schedule,” said Cornelius B. Prior, Jr., Chairman and CEO of ATN. “We expect Commnet to contribute to our growth and we are very happy to welcome the Commnet executives and other employees to our family of companies. We also are pleased that the strong balance sheet we had built up in recent years enabled us to negotiate our new bank facility on excellent terms.”

Atlantic Tele-Network, Inc. is a telecommunications company with headquarters in St. Thomas, U.S. Virgin Islands. Its principal subsidiary, Guyana Telephone and Telegraph Company, Limited, is 80% owned by ATN and is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service, as well as the largest cellular service provider. ATN also owns 44% of Bermuda Digital Communications Ltd., providing cellular voice and data services in Bermuda as Cellular One; and 100% of Choice Communications, LLC, providing wireless television and broadband and dial-up data services as the largest Internet service provider and the only wireless TV provider in the United States Virgin Islands.

Commnet Wireless, LLC, headquartered in Atlanta, Georgia, is a network-based provider of wholesale wireless services. Through strategic roaming alliances with national, regional and local wireless carriers, Commnet provides its partners with affordable roaming voice and data services in rural areas throughout the United States. Commnet currently operates networks with GSM/GPRS, TDMA, CDMA and analog technologies in both the 850 MHz and 1900 MHz bands.

This release contains forward-looking statements within the meaning of the United States federal securities laws, including without limitation Section 21E of the United States Securities Exchange Act of 1934. These forward-looking statements may relate to, among other matters, ATN’s future financial performance and results of operations, management’s plans and strategy for the future, market conditions, and management’s expectations relating to the integration of Commnet with ATN and future levels of indebtedness. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from these statements as a result of many factors, including matters discussed in the Company’s Form 10-K annual report for the year ended December 31, 2004, which is on file with the Securities and Exchange Commission, as well as material changes in the United States communications industry or regulation, changes in communications technology, changes in Commnet’s key customer and vendor relationships and the risks associated with the integration of acquired businesses. ATN undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.